Exhibit 21.1

Subsidiaries of the Company

Entity	Jurisdiction
Ruth’s Chris Steak House Franchise, LLC	Louisiana
R.F., LLC	Louisiana
R.C. Equipment, Inc.	Louisiana
RCSH Promotions, LLC	Louisiana
RCSH Management, Inc.	Louisiana
RCSH Holdings, Inc.	Louisiana
RCSH Millwork, LLC	Florida
RCSH Operations, LLC	Louisiana
RCSH Operations, Inc.	California
Ruth’s Chris Steak House #15, Inc.	Louisiana
Ruth’s Chris Steak House Texas, L.P.	Texas
Ruth’s Chris Steak House Dallas, L.P.	Texas
Ruth’s Chris Steak House Boston, LLC	Louisiana
RCSH Utah, Inc.	Utah
RHG Kingfish, LLC	Florida
RHG Fish Market, Inc.	Florida
MFM Winter Park, LLC	Florida